United States securities and exchange commission logo





                     June 17, 2021

       Erik Anderson
       Chief Executive Officer
       Decarbonization Plus Acquisition Corp
       2744 Sand Hill Road
       Suite 100
       Menlo Park. CA 94025

                                                        Re: Decarbonization
Plus Acquisition Corp
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed June 16, 2021
                                                            File No. 001-39632

       Dear Mr. Anderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing